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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM N-8A

      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  ML of New York Variable Annuity Separate Account D

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                      2 World Financial Center, 5th Floor
                         New York, New York 10281-6100

Telephone Number (including area code):  (212) 602-8250

Name and address of agent for service of process:

                            Stephen E. Roth, Esq.
                       Sutherland Asbill & Brennan LLP
                          1275 Pennsylvania Ave. NW
                          Washington, DC 20004-2415

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]   No [  ]



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                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the Township of Princeton and State of New Jersey on the 15th day of August, 2002.

              Signature:  ML of New York Variable Annuity Separate Account D
                        -----------------------------------------------------
                                    (Name of Registrant)



                             By:   /s/ Barry G. Skolnick
                                ----------------------------------------------
                           Name: Barry G. Skolnick
                          Title: Senior Vice President and General Counsel
                                 ML Life Insurance Company of New York




Attest:  /s/ Lori M. Salvo
       -------------------------------
              Lori M. Salvo
              Secretary, Vice President and Senior Counsel